Exhibit 21.1

List of subsidiaries of the Registrant:

Subsidiary	Jurisdiction of incorporation	Percentage Of Ownership
General Steel Investment Co., Ltd	British Virgin Islands	100.0%
Tianjin Daqiuzhuang Metal Sheet Co., Ltd	P.R.C.	70.0%